Exhibit 99.1

Sensus Healthcare Second Quarter 2022 Financial Results Feature Revenue
Growth of 124%

Diluted EPS of $0.21 compares with $(0.02) for the year-ago quarter

Affirms expectations for full-year profitability

Conference call begins at 4:30 p.m. Eastern time today

BOCA RATON, Fla. (August 4, 2022) – Sensus Healthcare, Inc. (Nasdaq: SRTS), a medical device company specializing in highly effective, non-invasive, minimally-invasive and cost-effective treatments for oncological and non-oncological conditions, announces financial results for the three and six months ended June 30, 2022.

Highlights from the second quarter of 2022 and recent weeks include the following (all comparisons are with the second quarter of 2021, unless otherwise indicated):

●	Revenues were $12.1 million, up 124% from $5.4 million

●	Net income was $3.5 million, or $0.21 per diluted share, compared with a net loss of $(0.3) million, or $(0.02) per share

●	Adjusted EBITDA, a non-GAAP financial measure, was $4.7 million, compared with $(0.1) million

●	Exited the quarter with $33.7 million in cash and cash equivalents

●	Received orders for 10 TransDermal Infusion Systems™ from Hair Enhancement Centers to provide needleless injections of U.SK Under Skin’s hair-growth serum Skin Savers Hair™

●	Shipped 5 units to Asia

●	Shipped a second SRT System to Colorado State University College of Veterinary Medicine and Biomedical Sciences

●	Expects continued growth in the third quarter and affirms expectations for full-year profitability

Management Commentary

“I’m delighted with our continued strong financial performance, with significant year-over-year revenue growth and continued profitability,” said Joe Sardano, chairman and chief executive officer of Sensus Healthcare. “We remain focused on our core dermatology business, building upon the initiatives we put in place during the past two years, leveraging improved reimbursement for superficial radiation therapy to treat non-melanoma skin cancers and keloids, offering an attractive fair value lease program to physician customers, maintaining an active presence at dermatology conferences and trade shows and, most recently, implementing a new marketing campaign that includes both digital and television platforms. More than half our customers have purchased premium-featured SRT-100 Vision™ systems under a leasing agreement, while approximately 80% of systems coming off a one-year warranty continue with a service agreement, providing a significant source of recurring revenue.

“The launch of our TransDermal Infusion System™ is going very well and generating significant interest among potential customers who recognize its ability to eliminate injections. The system permits many procedures to be less painful for patients, and interest is particularly high for aesthetic facial procedures, hair growth and hyperhidrosis treatments. As validation of its utility, we took orders to deliver 10 systems to Hair Enhancement Centers. HEC currently operates nine centers and we plan to support their expansion plans. Two systems will be delivered in this year’s third quarter with the remainder in the fourth quarter. In addition, work to study the delivery of finasteride is underway by Dr. Glynis Ablon of the Ablon Skin Institute and Research Center and Associate Clinical Professor at UCLA.”

Mr. Sardano concluded, “Of note, we believe the treatment of non-melanoma skin cancer is not impacted by geopolitical and economic uncertainty. Sensus is executing our business plan as anticipated, with an organization fully dedicated to the success of Sensus and our customers.”

Second Quarter Financial Results

Revenues for the second quarter of 2022 were $12.1 million, compared with $5.4 million for the second quarter of 2021. The 124% increase was primarily driven by a higher number of units sold, increased service revenue and the impact of COVID-19 on second quarter 2021 results.

Cost of sales for the second quarter of 2022 was $3.8 million, compared with $2.1 million for the prior-year quarter. The increase was due to higher sales in the 2022 period.

Gross profit for the second quarter of 2022 was $8.3 million, or 68.6% of revenues, compared with $3.3 million, or 61.1% of revenues, for the second quarter of 2021. The increases were primarily driven by a higher number of units sold in 2022, service revenue on installed units, and the impact of COVID-19 on second quarter 2021 results.

Selling and marketing expense for the second quarter of 2022 was $1.7 million, compared with $1.3 million for the second quarter of 2021. The increase was primarily attributable to higher tradeshow expense and, advertising expense and commissions, offset by a decline in other marketing expenses.

General and administrative expense for the second quarter of 2022 was $1.1 million, compared with $1.4 million for the second quarter of 2021. The decrease was primarily due to higher legal and professional fees in 2021.

Research and development expense for the second quarter of 2022 was $0.8 million, compared with $0.9 million for the prior-year second quarter.

Provision for income taxes was $1.1 million for the second quarter of 2022, compared with no income tax provision for the prior-year second quarter.

Net income for the second quarter of 2022 was $3.5 million, or $0.21 per diluted share, compared with a net loss of $(0.3) million, or $(0.02) per share, for the second quarter of 2021.

Adjusted EBITDA for the second quarter of 2022 was $4.7 million, compared with $(0.1) million for the second quarter of 2021. Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation, amortization and stock-compensation expense. Please see below for a reconciliation between GAAP and non-GAAP financial measures, and the specific reasons these non-GAAP financial measures are provided.

Cash and cash equivalents were $33.7 million as of June 30, 2022, compared with $14.5 million as of December 31, 2021. The company had no outstanding borrowings under its revolving line of credit as of June 30, 2022 or December 31, 2021.

During the second quarter of 2022, the Company repurchased 126,523 shares of common stock at prices ranging from $7.46 to $8.36, for a total of $1.0 million.

Six Month Financial Results

Revenues for the first half of 2022 were $22.4 million, compared with $8.5 million for the first half of 2021. The 164% increase was primarily driven by a higher number of units sold in 2021, service revenue on installed units, and the impact of COVID-19 on first half 2021 results.

Cost of sales was $7.0 million for the first half of 2022, compared with $3.6 million for the first half of 2021. The increase was commensurate with higher sales in the 2022 period.

Gross profit for the first half of 2022 was $15.4 million, or 68.8% of revenue, compared with $4.9 million, or 57.6% of revenue, for the first half of 2021. The increases were primarily driven by a higher number of units sold in 2022, service revenue on installed units, and the impact of COVID-19 on first half 2021 results.

Selling and marketing expense was $2.9 million for the first half of 2022, compared with $2.3 million for the first half of 2021. The increase was primarily attributable to higher tradeshow expense and, advertising expense and commissions, offset by a decline in other marketing expenses.

General and administrative expense was $2.4 million for the first half of 2022, unchanged from the prior-year period.

Research and development expense for the first half of 2021 was $1.6 million, unchanged from the first half of 2021.

Net income for the first half of 2022 was $19.6 million, or $1.17 per diluted share, compared with a net loss of $(1.4) million, or $(0.08) per share, for the first half of 2021. Net income for the 2022 period includes a $12.8 million gain on the sale of a non-core asset during the first quarter of 2022.

Adjusted EBITDA for the first half of 2022 was $21.5 million, compared with $(0.9) million for the first half of 2021.

Use of Non-GAAP Financial Information

This press release contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). Sensus Healthcare management uses Adjusted EBITDA, a non-GAAP financial measure, in its analysis of performance. Adjusted EBITDA should not be considered a substitute for GAAP basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of Adjusted EBITDA, which excludes the impact of interest, income taxes, depreciation, amortization and stock-compensation expense, provides useful supplemental information that is essential to a proper understanding of the financial results of Sensus Healthcare. Non-GAAP financial measures are not formally defined by GAAP, and other entities may use calculation methods that differ from those used by Sensus Healthcare. As a complement to GAAP financial measures, management believes that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. A reconciliation of the GAAP net loss to Adjusted EBITDA is provided in the schedule below.

SENSUS HEALTHCARE, INC.

GAAP TO NON-GAAP RECONCILIATION

(unaudited)

	For the Three Months Ended		For the Six MOnths Ended
	June 30,		June 30,
(in thousands)	2022	2021	2022	2021

Net income (loss), as reported	$3,524	$(279)	$19,586	$(1,394)
Add:
Depreciation and amortization	74	136	166	345
Stock compensation expense	40	59	97	120
Income Tax	1,070	-	1,718	-
Interest, net	(24)	-	(27)	-
Adjusted EBITDA, non GAAP	$4,684	$(84)	$21,540	$(929)

Conference Call and Webcast

Sensus Healthcare will host an investment community conference call today beginning at 4:30 p.m. Eastern time, during which management will discuss financial results for the second quarter of 2022, provide a business update and answer questions. To access the conference call, please dial 888-390-3967 (U.S. and Canada) or 862-298-0702 (International). Please direct the operator to be connected to the Sensus Healthcare conference call. The call will be webcast live and can be accessed at the following link, which also may be found in the Investor Relations section of the Company’s website at www.sensushealthcare.com.

Following the conclusion of the conference call, a replay will be available by dialing 888-539-4649 (U.S. and Canada Toll Free) or 754-333-7735 (International). At the system prompt, dial the replay code 157081 followed by the # sign. Playback will begin automatically. An archived webcast of the call will also be available in the Investor Relations section of the Company’s website for a period of time.

About Sensus Healthcare

Sensus Healthcare, Inc. is a medical device company specializing in highly effective, non-invasive, minimally invasive and cost-effective treatments for both oncological and non-oncological conditions. Sensus offers its proprietary low-energy X-ray technology known as superficial radiation therapy (SRT), which is the culmination of more than a decade of research and development, to treat non-melanoma skin cancers and keloids with its SRT-100™, SRT-100+™ and SRT-100 Vision™ systems. With its portfolio of innovative medical device products, including aesthetic lasers and its needleless TransDermal Infusion System™, Sensus provides revolutionary treatment options to enhance the quality of life of patients around the world.

For more information, visit www.sensushealthcare.com.

Forward-Looking Statements

This press release includes statements that are, or may be deemed, ’‘forward-looking statements.’’ In some cases, these statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential” or negative or other variations of those terms or comparable terminology, although not all forward-looking statements contain these words.

Forward-looking statements involve risks and uncertainties because they relate to events, developments, and circumstances relating to Sensus, our industry, and/or general economic or other conditions that may or may not occur in the future or may occur on longer or shorter timelines or to a greater or lesser degree than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward looking statements contained in this press release, as a result of the following factors, among others: the continuation and severity of the COVID-19 pandemic, including its impact on sales and marketing; our ability to achieve profitability; our ability to obtain and maintain the intellectual property needed to adequately protect our products, and our ability to avoid infringing or otherwise violating the intellectual property rights of third parties; the level and availability of government and/or third party payor reimbursement for clinical procedures using our products, and the willingness of healthcare providers to purchase our products if the level of reimbursement declines; the regulatory requirements applicable to us and our competitors; our ability to efficiently manage our manufacturing processes and costs; the risks arising from doing business in China and other foreign countries; legislation, regulation, or other governmental action that affects our products, taxes, international trade regulation, or other aspects of our business; concentration of our customers in the U.S. and China, including the concentration of sales to one particular customer in the U.S.; and other risks described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

At the present time, we do not expect that the Russian invasion of Ukraine and global geopolitical uncertainty will have any particular impact on our business, but we continue to monitor developments and will address them in future disclosures, if applicable.

In addition, even if future events, developments, and circumstances are consistent with the forward-looking statements contained in this press release, they may not be predictive of results or developments in future periods. Any forward-looking statements that we make in this press release speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this press release, except as may be required by applicable law. You should read carefully our “Introductory Note Regarding Forward-Looking Information” and the factors described in the “Risk Factors” section of our periodic reports filed with the Securities and Exchange Commission to better understand the risks and uncertainties inherent in our business.

Contact:

LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com

(Tables to follow)

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Six Months Ended
(in thousands, except share and per share data)	June 30,		June 30,
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)
Revenues	$12,080	$5,422	$22,417	$8,492
Cost of sales	3,824	2,077	7,013	3,561
Gross profit	8,256	3,345	15,404	4,931
Operating expenses:
Selling and marketing	1,728	1,254	2,946	2,322
General and administrative	1,131	1,445	2,404	2,417
Research and development	827	925	1,556	1,586
Total operating expenses	3,686	3,624	6,906	6,325
Income (loss) from operations	4,570	(279)	8,498	(1,394)
Other income (expense):
Gain on asset sale	-	-	12,779	-
Interest income	25	-	28	1
Interest expense	(1)	-	(1)	(1)
Other income (expense), net	24	-	12,806	-
Net Income (loss) before income tax	4,594	(279)	21,304	(1,394)
Provision for income tax	1,070	-	1,718	-
Net income (loss)	3,524	(279)	19,586	(1,394)
Net income (loss) per share – basic	$0.21	$(0.02)	$1.19	$(0.08)
– diluted	$0.21	$(0.02)	$1.17	$(0.08)
Weighted average number of shares used in computing net income (loss) per share – basic	16,495,043	16,453,603	16,508,629	16,463,092
– diluted	16,635,124	16,453,603	16,713,250	16,463,092

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of June 31,	As of December 31,
(in thousands, except shares and per share data)	2022	2021
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$33,703	$14,519
Accounts receivable, net	10,311	12,130
Inventories	1,685	1,759
Prepaid and other current assets	5,266	2,837
Total current assets	50,965	31,245
Property and equipment, net	420	605
Intangibles, net	98	146
Deposits	35	75
Deferred tax asset	3,744	-
Operating lease right-of-use assets, net	1,087	169
Total assets	$56,349	$32,240
Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$4,812	$4,058
Product warranties	315	508
Operating lease liabilities, current portion	183	174
Loan payable	-	51
Income tax payable	3,690	-
Deferred revenue, current portion	1,178	1,172
Total current Liabilities	10,178	5,963
Operating lease liabilities, net of current portion	940	-
Deferred revenue, net of current portion	186	262
Total liabilities	11,304	6,225
Commitments and contingencies
Stockholders’ equity
Preferred stock, 5,000,000 shares authorized and none issued and outstanding	-	-
Common stock, $0.01 par value – 50,000,000 authorized; 16,761,811 issued and 16,556,025 outstanding at June 30, 2022; 16,694,311 issued and 16,617,274 outstanding at December 31, 2021	168	167
Additional paid-in capital	44,586	44,115
Treasury stock, 205,786 and 77,037 shares at cost, at June 30, 2022 and December 31, 2021, respectively	(1,353)	(325)
Retained earnings (Accumulated deficit)	1,644	(17,942)
Total stockholders’ equity	45,045	26,015
Total liabilities and stockholders’ equity	$56,349	$32,240